Exhibit H(8)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 1st day of May, 2008.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Growth Equity Fund, MML NASDAQ-100® Fund, MML Emerging Growth Fund, MML Equity Index Fund and MML Global Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement cannot be terminated unilaterally by the Manager:

1.	Expense Limitation

The Manager agrees to

(i)

bear the expenses (other than the management fees, interest, taxes, brokerage commissions, extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) of the MML Growth Equity Fund and the MML NASDAQ-100® Fund in excess of .11% of the average daily net asset values of each Fund through April 30, 2009;

(ii)	bear the expenses (other than the management fees, interest, taxes, brokerage commissions, extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) of the MML Emerging Growth Fund in excess of .20% of the average daily net asset values of the Fund through April 30, 2009;

(iii)	bear the expenses of Class I, Class II and Class III of the MML Equity Index Fund (other than the management and administrative fees, interest, taxes, brokerage commissions, extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) in excess of .05% of the average daily net asset values of each class of the MML Equity Index Fund through April 30, 2009;

(iv)	waive certain administrative and shareholder service fees payable by the MML Equity Index Fund on account of Class II and Class III shares; and

(v)	cap the fees and expenses of the MML Global Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) through April 30, 2009, to the extent that Net Fund Expenses would otherwise exceed .90% and .80% for Classes I and II, respectively.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 1st day of May, 2008.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Corporate Vice President

MML SERIES INVESTMENT FUND on behalf of MML Growth Equity Fund, the MML NASDAQ-100® Fund, the MML Emerging Growth Fund, the MML Equity Index Fund and the MML Global Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer